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                                                                  EXHIBIT 10(s)

Dated as of September 11, 1996


Thorn Apple Valley, Inc.
26999 Central Park Boulevard
Suite 300
Southfield, Michigan  48076-4178


         Re:     Senior Secured Seasonal Line of Credit

Gentlemen/Ladies:

         Thorn Apple Valley, Inc. (hereinafter referred to as "Borrower"), the undersigned Lenders (herein collectively called "Lenders" and individually called "Lender") and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., New York Branch ("RBN") as Agent for the Lenders (the "Agent") hereby agree that the Seasonal Line of Credit letter agreement dated March 11, 1996, as heretofore amended (the "Existing Seasonal Line of Credit Agreement"), is hereby amended and restated in its entirety as follows, effective as of the Effective Date (such term and others being used herein as defined in Section 9 below):

         1.      COMMITMENTS, BORROWING PROCEDURES AND NOTES

         1.1 Commitments. On the terms and subject to the conditions of this Agreement (including Section 4), each Lender severally agrees to make Loans pursuant to the Commitments described in this Section 1.1.

         1.1.1 Commitment of Each Lender.  From time to time on any Business
Day occurring prior to the Commitment Termination Date, each    Lender will
make loans (relative to such Lender, its "Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing requested by the Borrower to be made on such day. The commitment of each Lender described in this Section 1.1.1 is herein referred to as its "Commitment." On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Loans.
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         1.1.2 Lenders Not Required To Make Loans.  No Lender shall be required to make any Loan (x) if, after giving effect thereto, the aggregate outstanding principal amount of all Loans

                 (a) of all Lenders would exceed the lesser of (i) the Available Borrowing Base and (ii) the Commitment Amount, or

                 (b) of such Lender would exceed such Lender's Percentage of the lesser of (i) the Available Borrowing Base and (ii) the Commitment Amount, or

(y) if, after giving effect thereto, any of the "Commitment Amount" as defined in the Credit Agreement remains unused.

         1.2     Reduction of Commitment Amount.

         The Borrower may, from time to time on any Business Day occurring after the time of the initial Borrowing hereunder, voluntarily reduce the Commitment Amount; provided, however, that all such reductions shall require at least five Business Days' prior notice to the Agent and be permanent, and any partial reduction of the Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000.

         1.3 Borrowing Procedure. By delivering a Borrowing Request to the Agent on or before 12:00 Noon, New York City time, on a Business Day, the Borrower may from time to time irrevocably request, on the day of the requested Borrowing, that a Borrowing be made in a minimum amount of $500,000 and an integral multiple of $100,000 or in the unused amount of the Commitments. The Agent shall promptly advise each Lender of such Borrowing Request. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 2:00 p.m., New York City time, each Lender shall deposit with the Agent same-day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

         1.4 Notes. Each Lender's Loans under its Commitment shall be evidenced by a Note payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original Commitment Amount. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Note (or on any





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continuation of such grid), which notations, if made, shall evidence, inter alia, the date of and the outstanding principal of the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.

         2.      REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         2.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor. Prior thereto, the Borrower:

                 (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided, however, that

                          (i) any such prepayment shall be made pro rata among the Loans of all Lenders; and

                          (ii) all such voluntary partial prepayments shall be
                 in an aggregate minimum amount of $500,000 and an integral multiple of $100,000;

                 (b) shall, if on any date the aggregate principal amount of outstanding Loans exceeds the Available Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, make a mandatory prepayment of all Loans equal to such excess;

                 (c) shall, on each date Excess Capital Infusion Proceeds are received by the Borrower or any Subsidiary, make a mandatory prepayment of the Loans in the amount as provided in the Intercreditor Agreement; and

                 (d) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 7.2 or Section 7.3, repay all Loans, unless, pursuant to Section 7.3, only a portion of all Loans is so accelerated.

Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 3.4. No mandatory prepayment of principal under Section 2.1(c) or voluntary prepayment of principal of any Loans shall cause a reduction in the Commitment Amount unless so specified.

         2.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 2.2.





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         2.2.1   Rates.  The Loans shall accrue interest at a rate per annum equal to the Alternate Base Rate from time to time in effect plus 2.00%.

         2.2.2 Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate which would otherwise be in effect, plus a margin of 2%.

         2.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

                 (a)      on the Stated Maturity Date therefor;

                 (b) if the Borrower reduces the Commitment to zero, on the date of any payment or prepayment, in whole, of the principal outstanding on such Loan pursuant to Section 2.1(a);

                 (c) on each Monthly Payment Date occurring after the Effective Date; and

                 (d) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 7.2 or Section 7.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Agreement Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         2.3 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender, for the period (including any portion thereof when its Commitment is suspended by reason of the Borrower's inability to satisfy any condition of Section 4) commencing on the Effective Date and continuing through such Lender's Commitment Termination Date, a commitment fee at the rate of .25 of 1% per annum on such Lender's Percentage of the sum of the average daily unused portion of the Commitment Amount. Such commitment fees shall be payable by the Borrower in arrears on each Monthly Payment Date, commencing with the first such day following the Effective Date and on such Lender's Commitment Termination Date. All such fees shall be non-refundable.

         2.4 Restructuring Fee. The Borrower agrees to pay to the Agent for the account of each Lender on the Effective Date a





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restructuring fee equal to 2.00% per annum on the principal amount of such
Lender's Loans outstanding under the Existing Seasonal Line of Credit Agreement computed for the period from and including August 1, 1996 to the Effective Date. All such fees shall be non-refundable.

         3.      CERTAIN PROVISIONS

         3.1 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitment or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

         3.2 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

                 (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;





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                 (b)      promptly forward to the Agent an official receipt or
         other documentation satisfactory to the Agent evidencing such payment to such authority; and

                 (c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

         If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 3.2, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         Upon the request of the Borrower or the Agent, each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrower or the Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

         3.3 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Agreement Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., New York City time, on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to





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time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 365 days or, if appropriate, 366 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         3.4 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 3.1) in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of

                 (a) the amount of such selling Lender's required repayment to the purchasing Lender to

              (b)      the total amount so recovered from the purchasing Lender)

of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 3.5) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise





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its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         3.5 Setoff. Each Lender shall, upon the occurrence of any Default described in clauses (a) through (d) of Section 8.1.9 of the Credit Agreement or any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 3.4 and the Intercreditor Agreement. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

         3.6 Use of Proceeds. Proceeds of each Borrowing shall be used for general corporate purposes and working capital purposes of the Borrower and its Subsidiaries. Without limiting the foregoing, no proceeds of any Loan will be used to acquire any equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or any "margin stock," as defined in F.R.S. Board Regulation U.

         4.      CONDITIONS TO RESTATEMENT AND BORROWING

         4.1 Restatement. The effectiveness of the amendment and restatement of the Existing Seasonal Line of Credit Agreement by this Agreement shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1.

         4.1.1 Equity Infusion. The Borrower shall have received cash proceeds of an additional $3,000,000 in capital contributions from one or more of its shareholders upon terms and conditions satisfactory to the Lenders, and the Agent shall have received evidence satisfactory to the Agent of such receipt.

         4.1.2 Resolutions, etc. The Agent shall have received from the Borrower and each Subsidiary a certificate, dated a date satisfactory to the Agent, of its Secretary or Assistant Secretary as to





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                 (a)      resolutions of its Board of Directors then in full
         force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Agreement Document to be executed by it; and

                 (b) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Notes and each other Agreement Document executed by it,

upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower or such Subsidiary, as the case may be, canceling or amending such prior certificate.

         4.1.3 Delivery of Notes. The Agent shall have received, for the account of each Lender, its Notes duly executed and delivered by the Borrower.

         4.1.4 Opinions of Counsel. The Agent shall have received opinions, dated the date of the initial Borrowing and addressed to the Agent and all Lenders, from Honigman, Miller, Schwartz & Cohn, counsel to the Borrower, substantially in the form of Exhibit C hereto.

         4.1.5 Intercreditor Agreement; Other Financing Agreements. The Intercreditor Agreement shall have been executed and delivered by the parties thereto and the restatement effected by the Credit Agreement shall have become effective in accordance with the terms thereof. The Borrower and its Subsidiaries shall have executed and delivered to the Collateral Agent the Security Documents and the Subsidiaries shall have executed and delivered to the Collateral Agent the Subsidiaries Guaranty. The Financing Agreements (other than this Agreement) shall have been amended and/or restated in form and substance satisfactory to the Lenders and consistent with this Agreement.

         4.1.6 Environmental Report. The Agent shall have received Phase I environmental assessments with respect to the properties of the Borrower to be mortgaged under the Security Documents which assessments shall be, in form and substance, satisfactory to the Lenders.

         4.1.7 Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 2.4 and 10.2, if then invoiced.

         4.2 All Borrowings. The obligation of each Lender to fund any Loan on the occasion of any Borrowing shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.2.





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         4.2.1 Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Borrowing (but, if any Default of the nature referred to in Section 8.1.5 of the Credit Agreement shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

                 (a)      the representations and warranties set forth in
         Section 5 hereof and in Article VI of the Credit Agreement (excluding, however, those contained in Section 6.7 of the Credit Agreement) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (b) except as disclosed by the Borrower to the Agent and the Lenders pursuant to Section 6.7 of the Credit Agreement:

                          (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which might materially adversely affect the Borrower's consolidated business, operations, assets, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Agreement Document; and

                          (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which might materially adversely affect the consolidated businesses, operations, assets, revenues, properties or prospects of the Borrower and its Subsidiaries;

                 (c) no Default shall have then occurred and be continuing, and neither the Borrower nor any of its Subsidiaries are in material violation of any law or governmental regulation or court order or decree; and

                 (d) the aggregate outstanding principal amount of the Loans shall not exceed the Available Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate pursuant to the Credit Agreement, and the Borrower shall not be delinquent in the delivery of any Borrowing Base Certificate pursuant to the Credit Agreement.





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         4.2.2 Borrowing Request.  The Agent shall have received a Borrowing
Request for such Borrowing. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) the statements made in
Section 4.2.1 are true and correct.

         5.      REPRESENTATIONS, WARRANTIES AND COVENANTS

         5.1 Representations and Warranties. In order to induce the Lenders and the Agent to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Agent and each Lender as set forth in this Section 5 and as set forth in Article VI of the Credit Agreement.

         5.2 Organization, etc. The Borrower is a corporation validly organized and existing and in good standing under the laws of the State of its incorporation, and it has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement and each other Agreement Document to which it is a party.

         5.3 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement and each other Agreement Document executed or to be executed by it are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

                 (i)  contravene its Organic Documents;

                 (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting it except for such contraventions, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or

                 (iii) result in, or require the creation or imposition of, any lien on any of its properties other than pursuant to the Security Documents.

         5.4 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Agreement Document to which it is a party or for the Borrower's participation in the consummation of the Restructuring (other than those required for





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

the provision and perfection of Liens under the Security Documents and those the failure to obtain or effect could not reasonably be expected to have a Material Adverse Effect.

         5.5 Validity, etc. This Agreement constitutes, and each other Agreement Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

         6. Covenants; Security. The Borrower agrees to perform and comply with each and every covenant and undertaking set forth in Appendix A hereto. The Borrower shall cause all Obligations hereunder to be secured by the Security Documents in accordance with the terms thereof and of the Intercreditor Agreement.

         7.  Events of Default.

         7.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 7.1 shall constitute an "Event of Default".

                 (i) the Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan, or in the payment when due of any commitment fee or of any other Obligation and such default shall continue unremedied for two Business Days; or

                 (ii) any Event of Default (as defined in the Credit Agreement) shall occur, regardless of whether such Credit Agreement is in full force and effect; or

                 (iii)  the Credit Agreement shall terminate; or

                 (iv) the Borrower shall default in the due performance and observance of any of its obligations under Section 1.8 or Section 2 of Appendix A; or

                 (v) the Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Agreement Document executed by it and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Agent or any Lender.

         7.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 of the Credit Agreement) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all





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

other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         7.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9 of the Credit Agreement) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

         8.      Agent.

         8.1 Actions. Each Lender hereby appoints RBN as its Agent under and for purposes of this Agreement, the Notes and each other Agreement Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Agreement Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Agreement Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take any action hereunder, under the Notes or under any other Agreement Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Agreement Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent's determination, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

         8.2 Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Agreement Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Agreement Document, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Agreement Document. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.

         8.3 Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. If the Agent at any time shall resign, the Required Lenders may (with the written consent of the Borrower which consent shall not be unreasonably withheld or delayed) appoint another Lender as a successor Agent, which shall thereupon become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may (with the written consent of the Borrower which consent shall not be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of:

                 (a) this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and

                 (b) Section 10.2 and Section 10.3 shall continue to inure to its benefit.

         8.4 Loans by RBN. RBN shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not the Agent. RBN and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if RBN were not the Agent hereunder.

         8.5 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Agreement Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Agreement Document.

         8.6 Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.

         9.      Definitions.

         9.1 Definitions. The following definitions (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof and to all genders):

         "Agent" has the meaning set forth in the introductory paragraph hereto.

         "Agreement" means, on any date, this Line of Credit as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Agreement Document" means this Agreement, the Notes, the Intercreditor Agreement, the Security Documents, the Subsidiaries Guaranty and each other relevant agreement, document or instrument delivered in connection with this Agreement, as each such agreement, document or instrument may be amended, supplemented, restated or otherwise modified from time to time.

         "Alternate Base Rate" means, on any date a fluctuating rate of interest per annum equal to the higher of:

                 (i) the rate of interest announced by the Agent from time to time in New York, New York as its base rate; or

                 (ii) one percent (1%) per annum above the fluctuating rate of interest that is the rate determined by RBN to be the opening rate per annum paid or payable by it on the day in question in New York, New York for federal funds purchased overnight from other banking institutions.

The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by the RBN in connection with extensions of credit.
Changes in the rate of interest on the Loans will take effect simultaneously with each change in the Alternate Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Alternate Base Rate.

         "Authorized Officer" means, relative to the Borrower, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 4.1.2.

         "Available Borrowing Base" means, at any time, the excess (if any) of the Borrowing Base, as calculated in the then most recently delivered Borrowing Base Certificate, over the aggregate principal amount of all outstanding Other Borrowing Base Debt (including, without limitation, the Effective Amount of all L/C Obligations).

         "Borrower" means Thorn Apple Valley, Inc.

         "Borrowing" means the Loans made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 1.1.

         "Borrowing Request" means an Borrowing Request and certificate signed by an Authorized Officer of the Borrower substantially in the form of Exhibit B, with appropriate insertions.

         "Collateral Agent" is defined in the definition of "Intercreditor Agreement" in this Section.

         "Commitment" is defined in Section 1.1.1.

         "Commitment Amount" means, on any date, $20,000,000 as such amount may be reduced from time to time pursuant to Section 1.2.

         "Commitment Termination Date" means January 31, 1997.

         "Credit Agreement" means the Amended and Restated Credit Agreement dated as of September 11, 1996, among the Borrower, the Agent, the Lenders and the other commercial lending institutions as or may become parties thereto, as such agreement is amended, supplemented, restated or otherwise modified from time to time.

         "Default" means any Event of Default or any Unmatured Event of Default.

         "Effective Date" means the date this Agreement becomes effective pursuant to Section 10.9.

         "Event of Default" is defined in Section 7.1.

         "Indemnified Parties" is defined in Section 10.3.

         "Indemnified Liabilities" is defined in Section 10.3.

         "Intercreditor Agreement" means the Intercreditor Agreement dated as of September _, 1996 among RBN as Collateral Agent (in such capacity, the "Collateral Agent"), RBN as Agent, the Lenders and other lenders to the Borrower, as such agreement is amended, supplemented, restated or otherwise modified from time to time.

         "Lender" has the meaning set forth in the introductory paragraph hereto.

         "Loans" is defined in Section 1.1.1.

         "Note" means a promissory note of the Borrower payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower arising under or in connection with this Agreement, the Notes and each other Agreement Document.

         "Organic Document" means, relative to any Person, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

         "Other Borrowing Base Debt" means any Indebtedness (including, without limitation, the Effective Amount of all L/C Obligations) outstanding under the Credit Agreement.

         "Percentage" means, relative to any Lender, the percentage set forth opposite its signature hereto, as such Percentage may be adjusted from time to time to reflect assignments made by such Lender of which the Agent has notice and to which the Agent has consented.

         "Person" means any natural person, corporation, partnership, firm, association, trust, government agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "RBN" is defined in the introductory paragraph hereto.

         "Required Lenders" means, at any time, Lenders holding at least 66-2/3% of the then aggregate outstanding principal amount of the Notes then held by the Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments.

         "Security Documents" is defined in the Intercreditor Agreement.

         "Stated Maturity Date" means January 31, 1997.

         "Unmatured Event of Default" means any condition, occurrence or event that after notice or lapse of time or both would constitute an Event of Default.

         9.2 Credit Agreement Definitions. Capitalized words used in this Agreement which are not defined in Section 9.1 above shall have the meaning ascribed to them in the Credit Agreement.

         10.     GENERAL.

         10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Agreement Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the

Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

                 (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;

                 (b) modify this Section 10.1, change the definition of "Required Lenders," increase the Commitment Amount or the Percentage of any Lender, reduce any fees described in Section 2, or extend the Commitment Termination Date shall be made without the consent of each Lender and each holder of a Note;

                 (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan; or

                 (d) affect adversely the interests, rights or obligations of the Agent shall be made without consent of the Agent.

No failure or delay on the part of the Agent, any Lender or the holder of any
Note in exercising any power or right under this Agreement or any other Agreement Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Agreement Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         10.2 Expenses.   The Borrower agrees to pay on demand all expenses of
the Agent (including the fees and out-of-pocket expenses of counsel to the Agent and of local counsel, if any, who may be retained by counsel to the Agent) in connection with:

                 (a) asset or collateral inspection and auditing and financial consultants,

                 (b) the negotiation, preparation, execution and delivery of this Agreement and of each other Agreement Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Agreement Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated, and

                 (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Agreement document.

The Borrower further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Notes or any other Agreement Documents (but not including, to the extent reimbursement is prohibited by applicable law, the Oklahoma real estate mortgage tax). The Borrower also agrees to reimburse the Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including Lenders' travel expenses, attorneys' fees and legal expenses) incurred by the Agent or such Lender in connection with (x) the negotiation of any restructuring (including the Restructuring) or "work-out," whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         10.3 Responsibility and Indemnity. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party or the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

                 (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

                 (b) the entering into and performance of this Agreement and any other Agreement Document by any of the Indemnified Parties (including any action by of on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Section 4 not to fund any Borrowing);

                 (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the Stock or assets of any Person, whether or not the Agent or such Lender is party thereto;

                 (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Materials; or

                 (e) the presence on or under, or escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary;

except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         10.4 Survival.  The obligations of the Borrower under Sections 3.1,
10.2 and 10.3, and the obligations of the Lenders under Section 8.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.

         10.5 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Agreement Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address, or facsimile number set forth on Schedule 10.5 or at such other address, Telex or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.

         10.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         10.7 Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER AGREEMENT DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. This Agreement, the Notes and the other Agreement Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         10.8 Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder.

         10.9 Execution in Counterparts, Effectiveness, etc.; Waiver. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and the conditions set forth in Section 4.1 are met. As of the Effective Date, the Agent and the Lenders hereby waive the Borrower's non-compliance with Section 6 of the Existing Seasonal Line of Credit Agreement and any and all Events of Default and Unmatured Events of Default arising from the Borrower's non-compliance with Section 6 of the Existing Seasonal Line of Credit Agreement by the Borrower for the period ending on the Effective Date.

         10.10 Waiver of Jury Trial. The Agent, each Lender and the Borrower each waives any right to a trial by jury in any action for proceeding to enforce or defend any rights under or relating to this Agreement, or any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection herewith or arising from any banking relationship existing in connection with this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

         If the foregoing is acceptable to the Borrower, please indicate agreement therewith by having an authorized officer execute this Agreement where indicated below.

            COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., NEW YORK BRANCH as Agent


            By
              -----------------------------------
              Title:

            By
              -----------------------------------
              Title:




                                        SENIOR SECURED SEASONAL
                                        LINE OF CREDIT AGREEMENT

    PERCENTAGE                                                LENDERS
    -----------------------------------------------------------------

        25%                                          COOPERATIEVE CENTRALE RAIFFEISEN-
                                                     BOERENLEENBANK B.A., NEW YORK BRANCH


                                                     By
                                                       ----------------------------------
                                                       Title:

                                                     By
                                                       ----------------------------------
                                                       Title:


        25%                                          OLD KENT BANK


                                                     By
                                                       ----------------------------------
                                                       Title:


        25%                                          NATIONAL CITY BANK


                                                     By
                                                       --------------------------
                                                       Title:


        25%                                          HARRIS TRUST AND SAVINGS BANK


                                                     By
                                                       --------------------------
                                                       Title:


        ____
        100%
        ====


                                                     Agreed and Accepted:


                                                     THORN APPLE VALLEY, INC.


                                                     By
                                                       --------------------------
                                                       Title:

                                                     SENIOR SECURED SEASONAL
                                                     LINE OF CREDIT AGREEMENT



                        APPENDIX, SCHEDULE AND EXHIBITS


APPENDIX A                                           Covenants Appendix

SCHEDULE 10.5                                        Notice Addresses

EXHIBIT A                                            Note

EXHIBIT B                                            Form of Borrowing Request

EXHIBIT C                                            Form of Opinion of Messrs.
                                                     Honigman, Miller, Schwartz
                                                     & Cohn, counsel to the
                                                     Borrower (See Paragraph
                                                     4.1.4)

                                   APPENDIX A


                              TEMPORARY COVENANTS(1)


         SECTION 1. AFFIRMATIVE COVENANTS. The Borrower agrees with the Agent and each Creditor Party that the Borrower will perform the obligations set forth in this Section 1 and in Sections 6.3, 6.6(e), 6.6(f), 6.6(g), 6.6(h), 6.6(i), 6.8, 6.10, 6.11, and 6.12 of the Existing Note Agreement.

         SECTION 1.1. FINANCIAL INFORMATION, REPORTS, NOTICES, ETC. The Borrower will furnish, or will cause to be furnished, to each Creditor Party and the Agent copies of the following financial statements, reports, notices and information:

                 (a) Weekly Reporting -- on the last Business Day of each week,

                          (i) a Borrowing Base Certificate setting forth a calculation of the Borrowing Base as of the last Business Day of the preceding week; and

                          (ii)    a Weekly P&L Statement in respect of the
preceding week;

                 (b)      Fiscal Periodic Reporting --

                          (i) as soon as available and in any event within 26 days after the end of each of the first twelve Fiscal Periods of each Fiscal Year, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Period and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Period and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Period, certified as true and correct by the chief financial Authorized Officer of the Borrower (the parties hereto acknowledge that such financial statements will not have been audited, and that the annual audit of the Borrower may require adjustments to the figures presented therein);

                          (ii) as soon as available and in any event within 26 days after the end of each Fiscal Period of each Fiscal Year, a comparison of

                                  (A)      the actual consolidated balance
                          sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Period and actual consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Period and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Period (the parties hereto acknowledge that such financial statements will not have been audited, and that the annual audit of the Borrower may require adjustments to the figures presented therein), with





                 ________________________

                 (1) Capitalized terms used in this Appendix A are defined in Section 3 of this Appendix A.


                                 Appendix A-1

                                  (B)      the budgeted consolidated balance
                          sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Period and the budgeted consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Period and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Period, in each case, contained in the most recent Rolling Projection (defined below), certified as true and correct by the chief financial Authorized Officer of the Borrower;

                          (iii) as soon as available and in any event within 26 days after the end of each of the first twelve Fiscal Periods of each Fiscal Year and within 90 days after the end of the last Fiscal Period of each Fiscal Year, a certificate, executed by the chief financial Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Agent and each Creditor Party) compliance with the financial covenants set forth in Section 2.4; and

                          (iv) as soon as available and in any event within 30 days after the end of each Fiscal Period of each Fiscal Year, a management report describing in detail the Company's results of operations during such Fiscal Period and explaining, among other things, (x) any material variances demonstrated by the comparison delivered in respect of such Fiscal Period pursuant to clause (ii) above and (y) any failure to comply with financial covenants identified in the certificate delivered in respect of such Fiscal Period pursuant to clause (iii) above;

                 (c) Quarterly Reporting -- as soon as available and in any event within 45 days after the end of each of Fiscal Quarter of each Fiscal Year, a projection (each, a "Rolling Projection"), for each of the thirteen Fiscal Periods next succeeding the last day of such Fiscal Quarter, of the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each such next succeeding Fiscal Period and the budgeted consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for each such next succeeding Fiscal Period and for the period commencing at the end of such Fiscal Quarter and ending with the end of each such next succeeding Fiscal Period, certified as true and correct by the chief financial Authorized Officer of the Borrower;

                 (d)      Annual Reporting --

                          (i) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report (including, without limitation, any accompanying or related auditor's letter and the Borrower's responses thereto) for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agent and each of the Creditor Parties by Coopers & Lybrand or other





                                  Appendix A-2
                 independent public accountants acceptable to the Agent and each of the Creditor Parties, together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it; provided, however, that in the case of the Company's financial statements for the Fiscal Year ended May 31, 1996, such audit opinion shall be delivered not later than September 13, 1996;

                          (ii) together with the financial reports delivered pursuant to paragraph (i) of this Section 1.1(d), a certificate of the independent certified public accountants
                 (i) stating that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Default or Event of Default under any of the Financing Agreements (as defined in the Intercreditor Agreement) or, if such accountants shall have obtained knowledge of any such Default or Event of Default, describing the nature thereof and the length of time it has existed and (ii) acknowledging that the Creditor Parties may rely on their opinion on such financial statements;

                 (e) Defaults -- as soon as possible and in any event within three days after the occurrence of each Default, a statement of the chief financial Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                 (f) Litigation -- as soon as possible and in any event within three days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 of the Bank Credit Agreement or
         (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7 of the Bank Credit Agreement, notice thereof and copies of all documentation relating thereto;

                 (g) Securities Reports, etc. -- promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its securityholders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                 (h) Pension Plans -- immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto; and





                                  Appendix A-3

                 (i) Other -- such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Creditor Party may from time to time reasonably request.

         SECTION 1.2. COMPLIANCE WITH LAWS, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                 (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation; and

                 (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its Property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 1.3.     CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES.

                 (a) The Borrower will maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and right to carry on its business and will use, and cause each Subsidiary to use, its best efforts to maintain, preserve, renew and extend all of its rights, powers, privileges and franchises necessary to the proper conduct of its business.

                 (b) The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable.

         SECTION 1.4. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts and with only such deductibles as is customary in the case of similar businesses and will, upon request of the Agent or any Creditor Party, furnish to each Creditor Party at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section.

         SECTION 1.5. BOOKS AND RECORDS. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agent and each of
(i) the Noteholders as a group and (ii) the Lenders as a group, or any of their respective representatives, at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Creditor Party or its representatives whether or not any





                                  Appendix A-4
representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Agent's or any Creditor Party's exercise of its rights pursuant to this Section.

         SECTION 1.6. ENVIRONMENTAL COVENANT. The Borrower will, and will cause each of its Subsidiaries to:

                 (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

                 (b) immediately notify the Agent and each Creditor Party and provide copies upon receipt of all written claims, complaints, notices or inquiries from governmental authorities relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Agent and each Creditor Party any actions and proceedings relating to compliance with Environmental Laws; and

                 (c) provide such information and certifications which the Agent or any Creditor Party may reasonably request from time to time to evidence compliance with this Section 1.6.

         SECTION 1.7.     EQUITY OR SUBORDINATED DEBT.

                 (a) The Borrower shall receive at least $15,000,000 in proceeds of Subordinated Debt on or before April 30, 1997.

                 (b) In the event that the Borrower shall fail to receive at least $15,000,000 in proceeds of equity or Subordinated Debt on or before January 31, 1997, the Borrower shall retain a nationally-recognized investment advisor, who shall be acceptable to the Creditor Parties, to set up and implement a plan (a copy of which shall be provided to each Creditor Party) to raise such proceeds on or before April 30, 1997.

         SECTION 1.8. COLLATERAL MATTERS. The Borrower shall, and shall cause each Subsidiary to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, and do such further acts, as the Collateral Agent may reasonably request from time to time in order:

                 (a)      to ensure that

                          (i) the obligations of the Borrower hereunder and under the other Financing Agreements (as defined in the Intercreditor Agreement) are secured by substantially all assets of the Borrower, subject to the exceptions set forth in





                                  Appendix A-5

                 Exhibit A-3 and guaranteed, pursuant to the Subsidiaries Guaranty, by all Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary created or acquired after the Effective Date), and

                          (ii) the obligations of each Subsidiary under the Subsidiaries Guaranty are secured by substantially all of the assets of such Subsidiary, and

                 (b) to perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens intended to be created thereby, subject to the exceptions set forth in Exhibit A-3.

Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, take the actions in respect of Collateral set forth on Exhibit A-3 within the times set forth therein. Contemporaneously with the execution and delivery of any document referred to above, the Borrower shall, and shall cause each Subsidiary to, deliver all resolutions, opinions and corporate documents as the Collateral Agent may reasonably request to confirm the enforceability of such document and the perfection of the security interest created thereby, if applicable.

         SECTION 2. NEGATIVE COVENANTS. The Borrower agrees with the Agent and each Creditor Party that the Borrower will perform the obligations set forth in this Section 2.

         SECTION 2.1. BUSINESS ACTIVITIES. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except the business of processing food and such activities as may be incidental or related thereto.

         SECTION 2.2. INDEBTEDNESS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                 (a)      Indebtedness in respect of the Creditor Obligations;

                 (b) Indebtedness existing as of the Effective Date which is identified in Item 2.2(b) ("Ongoing Indebtedness") of the Disclosure Schedule attached hereto;

                 (c) Indebtedness secured by Liens described in clause (h) or (j) of Section 2.3;

                 (d) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Guaranties);

                 (e)      Hedging Obligations to a Lender;

                 (f)      Subordinated Debt; or

                 (g) obligations in respect of Capital Leases in an aggregate amount not to exceed $7,000,000 at any time.





                                 Appendix A-6

         SECTION 2.3. LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                 (a) Liens for taxes, assessments or governmental charges not then due and delinquent and for which a penalty has not attached or the validity of which is being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with GAAP;

                 (b) Liens arising in connection with court proceedings, provided that the execution of such Liens is effectively stayed, such Liens are being contested in good faith and adequate reserves are maintained with respect thereto in accordance with GAAP;

                 (c) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real Property, landlord's and lessor's liens in the ordinary course of business, which do not, individually or in the aggregate, materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole and do not materially affect the value of the Property subject to such Liens;

                 (d) Construction or materialmen's or mechanic's Liens securing obligations not overdue or, if overdue, being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with GAAP;

                 (e) Liens in connection with workers' compensation, social security taxes or similar charges arising in the ordinary course of business and not incurred in connection with the borrowing of money;

                 (f)      Liens existing on the Effective Date set forth in
         Item 2.3(f) of the Disclosure Schedule attached hereto;

                 (g) Intercompany Liens (for purposes of intercompany Liens, a Subsidiary shall mean any corporation of which the Borrower directly or indirectly owns at least 80% of the Voting Stock);

                 (h) The extension, renewal or replacement of any Lien permitted by the foregoing paragraph (f) in respect of the same Property theretofore subject thereto or the extension, renewal or replacement (without increase of principal amount of the Indebtedness originally incurred);

                 (i) Liens incurred in connection with obtaining or performing government contracts in the ordinary course of business and not incurred in connection with the borrowing of money;

                 (j) (i) Any Lien in Property or in rights relating thereto to secure any rights granted with respect to such Property in connection with the provision of all or a part of the purchase price or cost of the construction of such Property created





                                 Appendix A-7
         contemporaneously with, or within 270 days after, such acquisition or the completion of such construction (except Liens in connection with the Ponca City Litigation shall not be permitted under this clause
         (j)(i)), or (ii) any Lien in Property existing in such Property at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Borrower or such Subsidiary; provided, that the Indebtedness secured by any such Lien referred to in clauses (i) and
         (ii) above shall not exceed 100% of the fair market value on the related Property at the time the Lien was originally created;

                 (k)      the Shared Lien; and

                 (l) Liens created, in the ordinary course of the Borrower's and each Subsidiary's business, under the Packers and Stockyards Act of 1921, as amended, and the regulations promulgated thereunder, provided, that the creation and continued existence of any such Liens, either individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, or on the Borrower's ability to perform its obligations under any of the Financing Agreements (as defined in the Intercreditor Agreement).

         SECTION 2.4.     FINANCIAL CONDITION.  The Borrower will not permit:

                 (a) At any time during any period set forth in the table below, Consolidated Adjusted Net Worth to be less than the amount set forth opposite such period in such table:


                                                         CONSOLIDATED ADJUSTED NET WORTH SHALL NEVER BE LESS
                   DURING THE PERIOD                                             THAN
  From September 12, 1996 through and including                              $72,000,000
  December 14, 1996

  From December 15, 1996 through and including March                         $74,000,000
  8, 1997

  From March 9, 1997 through and including April 30,                         $76,000,000
  1997
  From May 1, 1997 through and including the date on     $91,000,000 plus 50% of the Consolidated Net
  which the Loans (under the Bank Credit Agreement       Earnings for each Fiscal Year commencing with the
  and the New Seasonal Line of Credit Agreement),        1997 Fiscal Year; provided, however, that if
                                                                           --------  -------
  other Obligations and the Insurance Notes shall        Consolidated Net Earnings is less than zero in any
  have been paid in full in cash                         Fiscal Year, Consolidated Net Earnings shall be
                                                         deemed to be zero in such Fiscal Year for purposes
                                                         of this Section 2.4(a).


         As of any date (prior to May 1, 1997) on which the Borrower receives the proceeds of any Subordinated Debt, the amount set forth in the table above opposite (i) the period





                                 Appendix A-8
         containing such date and (ii) each subsequent period (other than the last such period), shall be increased by the amount of such proceeds; provided, however, that the aggregate amount of such increases shall in no event exceed $15,000,000 in respect of any such period regardless of the aggregate amount of such proceeds.

                 (b) As of the end of each Fiscal Period commencing with the seventh Fiscal Period in the 1997 Fiscal Year and ending with the seventh Fiscal Period in the 1998 Fiscal Year, the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense for the Relevant Period to be less than 1.65 to 1.
         As of the end of each Fiscal Period commencing with the eighth Fiscal Period in the 1998 Fiscal Year and ending with the twelfth Fiscal Period in the 1998 Fiscal Year, the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense for the Relevant Period to be less than 1.85 to 1. As of the end of each Fiscal Period commencing with the thirteenth Fiscal Period in the 1998 Fiscal Year, the ratio of Consolidated Earnings Available for Interest Expense to Consolidated Interest Expense for the Relevant Period to be less than 2.0 to 1. For purposes of this clause (b), "Relevant Period" shall mean (i) in respect of any Fiscal Period ending on or before May 30, 1997, the period commencing on May 31, 1996 and ending on the last Business Day of such Fiscal Period, and (ii) in respect of any other Fiscal Period (each, a "Testing Period"), the period commencing on the first Business Day of the twelfth preceding Fiscal Period and ending on the last Business Day of such Testing Period.

                 (c) At any time, the obligations of the Borrower and its Subsidiaries for the payment of rental for any Property during the next succeeding 365-day period under existing leases, subleases or similar arrangements (other than Capital Leases) to exceed in the aggregate $9,000,000.

                 (d) The aggregate amount of Consolidated Earnings Available for Interest Expense in respect of the 1997 Fiscal Year to be less than $24,630,880.

                 (e)      (i)     The aggregate amount of Fresh Meats Earnings
                 Available for Interest Expense in respect of the first seven
                 (7) Fiscal Periods of the 1997 Fiscal Year to be less than $2,000,000.

                          (ii) The aggregate amount of Fresh Meats Earnings Available for Interest Expense in respect of the first ten
                 (10) Fiscal Periods of the 1997 Fiscal Year to be less than --$1,000,000.

                          (iii) The aggregate amount of Fresh Meats Earnings Available for Interest Expense in respect of the 1997 Fiscal Year to be less than --$3,000,000.

         SECTION 2.5. INVESTMENTS. The Borrower will not, and will not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                 (a) Investments existing on the Effective Date set forth in Item 2.5(a) of the Disclosure Schedule attached hereto;





                                 Appendix A-9

                 (b) Investments in certificates of deposit, repurchase agreements or bankers' acceptances, maturing within one year from the date or origin, issued by a bank organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000;

                 (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Borrower or any Subsidiary, is accorded at least an "A-1" rating by Standard & Poor's Ratings Group or "P-1" by Moody's Investors Service, Inc.;

                 (d) Investments in direct obligations of the United States of America, or any agency thereof, the obligations of which are guaranteed by the United States of America, maturing in twelve months or less from the date of acquisition thereof;

                 (e) Investments in "money market" preferred stock rated "A" or better by Standard & Poor's Corporation or "A2" by Moody's Investors Service, Inc.;

                 (f) Investments in tax-exempt floating rate option tender bonds backed by an irrevocable letter of credit issued by a bank the long-term debt rating of which is at least "AA" by Standard & Poor's Rating Group or "Aa2" by Moody's Investors Service, Inc.;

                 (g) Investments in Subsidiaries in existence on the Effective Date and which operate principally in lines of business similar to lines of business of the Borrower or its Subsidiaries existing on the Effective Date; and

                 (h) Investments in or commitments to purchase foreign currency; provided, that such Investment is made solely to the extent that the Borrower and its Subsidiaries are obligated to make payments to other Persons in such foreign currency.

         In valuing any Investments for the purpose of applying the limitations set forth above, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

          For purposes of this Section 2.5 at any time when a corporation becomes a Subsidiary, all investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time.

         SECTION 2.6.     RESTRICTED PAYMENTS, ETC.   On and at all times after
the Effective Date, the Borrower will not:

                 (a) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Borrower); or

                 (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of Borrower's capital stock of any class or any warrants, rights or options to purchase or acquire any shares of the Borrower's capital stock; or





                                Appendix A-10

                 (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

                 (d) make any payment, either directly or indirectly or through any Subsidiary, of principal of any Subordinated Debt other than at the expressed maturity date thereof and scheduled mandatory prepayments or redemptions thereof in accordance with the terms in effect on the date of creation of such Subordinated Debt.

         SECTION 2.7. CONSOLIDATION, MERGER, ETC. The Borrower will not, and will not permit any Subsidiary to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except any such Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary.

         SECTION 2.8. ASSET DISPOSITIONS, ETC. The Borrower will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any assets, including the disposition of the stock of any Subsidiary and including any Sale and Lease-Back Transaction (collectively, a "Disposition"), in one or a series of transactions to any Person other than the Borrower or a Majority-Owned Subsidiary, other than:

                 (a) in the ordinary course of business (including, without limitation, the disposition of tractors and trailers owned by the Borrower in the ordinary course of business and consistent with the Borrower's past practice);

                 (b) in the Frederick Disposition, provided that the Borrower receives all cash consideration, and the net cash proceeds therefrom are simultaneously paid to the Creditor Parties (in accordance with the Intercreditor Agreement), in each case, on or before November 30, 1997, or thereafter with the consent of each of the Creditor Parties, which consent shall not be unreasonably withheld; or

                 (c)      the following Dispositions:

                          (i) the plant and equipment located in Concordia, Missouri which is subject to a purchase option in favor of the lessee of such facility (approximate balance of purchase price: $2,000,000);

                          (ii) the Borrower's facility known as "Tri-Miller" located in Hyrum, Utah, which has an approximate value of $600,000;

                          (iii) A building known as the "H&R Building" located in Detroit, Michigan, which has an approximate value of $475,000; and

                          (iv) a condominium located in Bloomfield Hills, Mi chigan (approximate balance of purchase price: $300,000);





                                Appendix A-11
         provided that the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of from time to time pursuant to this Section 2.8(c) shall not exceed $4,000,000;

provided, however, that:

                 (x) the Borrower may, and may permit any Subsidiary to, sell, lease, transfer or otherwise dispose of equipment if the cash proceeds therefrom are utilized within one year after such Disposition to purchase or are committed to the purchase of Property of a similar nature and of at least equivalent value; and

                 (y) the Borrower may otherwise, and may permit any Subsidiary otherwise to, sell, lease, transfer or otherwise dispose of equipment so long as the aggregate amount of the book value of equipment so disposed (as of the time of its disposition) does not exceed $2,000,000 in any 365-day period.

         SECTION 2.9. SALES AND LEASEBACKS. The Borrower will not, and will not permit any Subsidiary to, effect any Sale and Lease-Back Transaction with respect to:

                 (a) any Property of the Borrower or any Subsidiary which Property was owned or leased by the Borrower or any Subsidiary on or prior to September 12, 1996; or

                 (b) any other Property, if the aggregate book value of all such other Property that is the subject of a Sale and Lease- Back Transaction during any period of 365 consecutive days would exceed $1,000,000.

         SECTION 2.10. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business and on terms and conditions no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

         SECTION 2.11. COMPLIANCE WITH BORROWING BASE. The Borrower will not incur any Borrowing Base Debt if, after giving effect to such incurrence, and any concurrent repayment of Loans or Other Borrowing Base Debt, the aggregate principal amount of Borrowing Base Debt would exceed the Borrowing Base.

         SECTION 2.12. HEDGING ACTIVITIES. The Borrower will not, and will not permit any Subsidiary to, buy, sell, trade or otherwise deal in futures contracts or options thereon or other derivatives thereof except pursuant to transactions that represent substitutes for transactions to be made by the Borrower or such Subsidiary at a later time in the physical pork or pork products market and the purpose of which is solely to reduce the risk to the Borrower or such Subsidiary of future fluctuations in the market prices of pork or pork products.





                                Appendix A-12

         SECTION 2.13.    NET CAPITAL EXPENDITURES.

                  (a) Net Capital Expenditures of the Borrower and its Subsidiaries shall not exceed $8,200,000 in either the 1997 or the 1998 Fiscal Year. In each Fiscal Year thereafter, Net Capital Expenditures shall not exceed the sum of $8,200,000 plus twenty-five percent (25%) of Consolidated Net Earnings in respect of such Fiscal Year; provided, however, that if Consolidated Net Earnings is less than zero in any Fiscal Year, Consolidated Net Earnings shall be deemed to be zero in such Fiscal Year for purposes of this Section 2.13(a).

                 (b) To the extent that the Net Capital Expenditures of the Borrower during any Fiscal Year are less than the amount permitted in respect of such Fiscal Year under Subsection 2.13(a) above, such difference in respect of such period shall be available during the first Fiscal Year succeeding such period to support capital expenditures of the Borrower during such first succeeding Fiscal Year, and, if such difference shall not be fully utilized by the end of such first succeeding Fiscal Year, it shall not be available to support any additional capital expenditures thereafter. With respect to the utilization of the availability for the making of capital expenditures by the Borrower in each Fiscal Year, any availability for such period provided in Subsection 2.13(a) above shall be deemed utilized first to support the capital expenditures to be made during such period, and any availability carried forward from the previous Fiscal Year shall be deemed utilized second to support the capital expenditures to be made during such period.

                 (c) Up to an aggregate amount of $5,000,000 paid by the Borrower in settlement of, or in satisfaction of a judgment against the Borrower in respect of, the Ponca City Litigation shall not be considered a Net Capital Expenditure for purposes of this Section 2.13.

         SECTION 2.14. CERTAIN SALARIES. At no time will the Borrower, nor will it permit any Subsidiary to, pay, directly or indirectly, any salary, bonus, or other cash compensation to any person who, as of the date hereof, is
(i) the chairman of the Borrower's board of directors, (ii) the Borrower's president and chief executive officer, or (iii) the Borrower's executive vice president for finance and administration, if such payment or payments would exceed, in the aggregate, 110% of the aggregate amount of salary, bonus and other cash compensation paid to such person in the immediately preceding Fiscal Year. Notwithstanding the foregoing, for each Fiscal Year after the 1998 Fiscal Year, the Borrower may compensate the persons described in this Section
2.14 in accordance with the bonus plan previously delivered to the Creditor Parties.

         SECTION 3. DEFINED TERMS. As used in this Exhibit A-2, the following terms shall have the meanings set forth below or in the Section of this document referenced below. The terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Bank Credit Agreement (as defined herein).

                 "Bank Credit Agreement" shall mean that certain Amended and Restated Credit Agreement, dated as of September 11, 1996, among (i) Thorn Apple Valley, Inc. and (ii) Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Old Kent Bank, National City Bank and Harris Trust and Savings Bank, as in effect on the Effective Date.





                                Appendix A-13

                 "Collateral" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Collateral Agent" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Consolidated Adjusted Net Worth" shall mean the sum of:

                          (a)     (i) Consolidated Shareholders' Equity less
                 (ii) all goodwill, trade names, trademarks, patents, organizational expense, unamortized debt discount and expense and other intangible assets properly classified as intangibles in accordance with GAAP and incurred after the date of consummation of the Wilson Acquisition; plus

                          (b)     Subordinated Debt.

                 "Consolidated Earnings Available for Interest Expense" shall mean, for any period, the sum of:

                          (a) Consolidated Net Earnings for such period before deduction of any amount which, in conformity with GAAP, would be set forth opposite the caption "income tax expense" (including deferred income taxes) (or any like caption) on a consolidated income statement of Borrower for such period; plus

                          (b)     Consolidated Interest Expense for such
                 period; plus

                          (c) the amortization of any financing cost and of any debt discount; plus

                          (d) an amount which, in conformity with GAAP, would be set forth, opposite the caption "depreciation and amortization expense" (or any like caption) (including, without limitation, amortization of intangible assets) on such income statement for such period, to the extent the same are deducted from Borrower's net revenues, in conformity with GAAP, in determining Consolidated Net Earnings for such period.

                 "Consolidated Net Earnings" shall mean the net earnings of the Borrower and its Subsidiaries in accordance with GAAP, excluding:

                          (a) extraordinary items (including extraordinary gains and losses, and including acquisition costs including agents' fees); and

                          (b) any equity interest of the Borrower on the unremitted earnings of any corporation not a Subsidiary.

                 "Consolidated Interest Expense" shall mean the interest expense (including capitalized and non-capitalized interest, the interest component of rentals under Capital




                                Appendix A-14

         Leases and any expense associated with the termination of a swap arrangement) of the Borrower and its Subsidiaries on a consolidated basis for any period.

                 "Consolidated Net Earnings" shall mean the net earnings of the Borrower and its Subsidiaries in accordance with GAAP, excluding:

                          (a) extraordinary items (including extraordinary gains and losses, and including acquisition closing costs including agents' fees); and

                          (b)     any equity interest of the Borrower on the
unremitted earnings of any corporation not a Subsidiary.

                 "Consolidated Shareholders' Equity" shall mean consolidated shareholders' equity of the Borrower and its Subsidiaries determined in accordance with GAAP.

                 "Creditor Obligations" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Creditor Parties" shall mean, collectively and individually (as the context requires) (i) the "Lenders" as defined in the Bank Credit Agreement and (ii) the Noteholders.

                 "Disposition" is defined in Section 2.8.

                 "Fiscal Period" shall mean each period of four consecutive weeks ending on (i) the last Friday in May in each Fiscal Year or (ii) the Friday which is four weeks, or any even multiple of four weeks, thereafter.

                 "Frederick Disposition" shall mean the sale of the plant, property, inventory and equipment located at 1487 Farnsworth Avenue, Detroit, Michigan, and the goodwill, licenses, permits, franchises, patents, copyrights, trademarks, service marks and trade names associated therewith.

                 "Fresh Meats Earnings Available for Interest Expense" shall mean Consolidated Earnings Available for Interest Expense but only in respect of the Borrower's fresh meats division, as regularly and historically reported by the Borrower.

                 "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception:

                      (a) which is of a "going concern" or similar nature;

                      (b) which relates to the limited scope of examination of relevant to such financial statement; or

                      (c)     which relates to the treatment or
         classification of any item in such financial statement and which, as a condition to its removal, would require an





                                Appendix A-15
                 adjustment to such item the effect of which would be to cause the Borrower to be in default of its obligations under Section
                 2.4 of this Exhibit A-2.

                 "Indebtedness" of any Person means, without duplication:

                          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                          (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                          (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capital Leases;

                          (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

                          (e) net liabilities of such Person under all Hedging Obligations;

                          (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of Property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                          (g) all Guaranties of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

                 "Insurance Note Agreements" shall mean, collectively, (i) that certain Note Agreement, dated as of April 1, 1994, by and between the Borrower and Allstate Life Insurance Company, pursuant to which the Borrower issued Fifteen Million Dollars ($15,000,000) in aggregate principal amount of its six and forty-five one-hundredths percent (6.45%) Senior Notes due April 21, 2006, (ii) that certain Note Agreement, dated as of October 1, 1994, by and between the Borrower and Allstate Life Insurance Company, pursuant to which the Borrower issued Eight Million Dollars ($8,000,000) in aggregate principal amount of its eight and forty-two one-hundredths percent (8.42%) Senior Notes due October 1, 2003, and (iii) that certain Note Agreement, dated as of May 15 1995, by and among the Borrower, Allstate Life Insurance Company, Principal Mutual Life Insurance Company, and Great-West Life & Annuity Insurance Company, pursuant to which the Borrower issued Forty-Two Million Five Hundred Thousand Dollars






                                Appendix A-16

         ($42,500,000) in aggregate principal amount of its seven and fifty-eight one-hundredths percent (7.58%) Senior Notes due May 15, 2005, in each case, as amended from time to time.

                 "Insurance Notes" shall mean those certain Notes, as amended from time to time, issued pursuant to the Insurance Note Agreements.

                 "Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of September 11, 1996 by and among the Creditor Parties, and acknowledged and agreed to by the Borrower and its Subsidiaries.

                 "Investment" shall mean, relative to any Person:

                          (a) any loan or advance made by such Person to any other Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);

                          (b)     any Guaranty of such Person; or

                          (c) any ownership or similar interest held by such Person in any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such Person) and shall, if made by the transfer or exchange of Property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such Property.

                 "Majority-Owned Subsidiary" shall mean, when applied to a Subsidiary, any Subsidiary 80% or more of the Voting Stock of which is owned by the Borrower or a Majority-Owned Subsidiary (other than Voting Stock required to be held as directors' qualifying stock).

          "Net Capital Expenditures" shall mean, in any period, the remainder of

                          (i)     the aggregate cost of acquisition or
                 construction of all tangible assets acquired or constructed during such period which at the time of acquisition or construction have an expected useful life of more than one (1) year and would be shown on a balance sheet of the acquiring or constructing Person as an asset ("Capital Assets"), minus

                          (ii) the aggregate net proceeds of all sales or other Dispositions of Capital Assets during such period, other than proceeds which were used to permanently reduce Creditor Obligations.

                 "New Seasonal Line of Credit Agreement" shall mean that certain letter agreement regarding a Senior Secured Seasonal Line of Credit for the Borrower dated as of September 11, 1996 by and among
         (i) Thorn Apple Valley, Inc. and (ii) Cooperatieve






                                Appendix A-17

         Centrale Raiffeisen-Boerenleenbank, B.A., Old Kent Bank, National City Bank and Harris Trust and Savings Bank.

                 "Noteholders" shall mean the holders of the Insurance Notes from time to time.

                 "Ongoing Indebtedness" is defined in Section 2.2(b).

                 "Ponca City Litigation" shall mean that certain action entitled Facility Constructors, Inc. v. Thorn Apple Valley, Inc. filed in February, 1996, in District Court, Kay County, Oklahoma against the Company in connection with the construction of the Company's plant in Ponca City, Oklahoma.

                 "Rolling Projection" is defined in Section 1.1(c).

                 "Section" unless otherwise specified, shall mean a Section of this Exhibit A-2.

                 "Security Documents" shall have the meaning ascribed to such term in the Intercreditor Agreement.

                 "Shared Lien" shall mean the lien upon the Collateral (as defined in the Intercreditor Agreement) created by the Security Documents (as defined in the Intercreditor Agreement) in favor of the Creditor Parties (as defined in the Intercreditor Agreement).

                 "Subordinated Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Borrower, whether currently outstanding or hereafter created, for money borrowed, or any indebtedness incurred in connection with an acquisition or lease of Property or with a merger, consolidation, or acquisition of assets which is expressly subordinated, on terms satisfactory to the Creditor Parties, in right of payment pursuant to its terms to the Loans and the Insurance Notes (regardless of whether it is subordinated to other indebtedness of the Borrower).

                 "Subsidiaries Guaranty" shall have the meaning assigned to the term "Guaranty" in the Intercreditor Agreement.

                 "Weekly P&L Statement" shall mean, in respect of any week, a statement, in form acceptable to the Creditor Parties, setting forth, for each of the Borrower's fresh meats and processed meats divisions, the income and expenses of the Borrower during such week.






                                Appendix A-18

                      DISCLOSURE SCHEDULE TO APPENDIX A


ITEM 2.2(B) - ONGOING INDEBTEDNESS:

 Operating Leases.  See Exhibit A to Disclosure Schedule to Exhibit A-2.

                                                                                                        BALANCE OUTSTANDING
                                                                                                                  @ 8/23/96
                  Lines of Credit:

                           Combined                                                                             $94,100,000
                                                                                                                -----------
                  Notes Payable:

                           Corporate:       Allstate Unsecured Notes                                             23,000,000

                           Corporate:       Allstate Life Ins. Unsecured Notes                                   15,000,000
                                            Principal Mutual Life Unsecured Notes                                14,000,000
                                            Great-West Life & Annuity Unsecured Notes                            13,500,000

                           Dixie:  Forrest City Note                                                              1,282,222
                                                                                                                  ---------

                           Subtotal                                                                             160,882,000
                                                                                                                -----------

                  Industrial Revenue Bonds:

                           Corporate:       (Branch Banking)                                                      2,400,000

                           Dixie Plant:     (Economic Development Revenue Bond)                                   2,442,000

                           Corporate:       (Michigan Strategic Fund - Adjustable Rate Demand
                                            Limited Obligation Revenue bond, Series 1993)
                                                                                                                  5,500,000
                                                                                                                  ---------
                           Subtotal:
                                                                                                                 10,342,000
                                                                                                                 ----------

                  Capital Leases:

                           Corporate                                                                                518,744
                           Frederick division                                                                     2,304,521
                           Smoked Meats division                                                                    314,296
                           Concordia & Shreveport division                                                           93,018
                           Dixie division                                                                         1,913,235
                                                                                                                  ---------

                           Subtotal                                                                               5,143,814
                  Total Outstanding Indebtedness                                                               $176,367,814
                                                                                                               ============

Letters of Credit - See Exhibit B to Disclosure Schedule to Exhibit A-2.





                            Disclosure Schedule - 1

ITEM 2.3(F) - EXISTING LIENS:

                                                    DEBT                        DESCRIPTION OF COLLATERAL       AMOUNT OF
                  LOCATION                          REFERENCE                                                    O/S DEBT
                  Industrial Revenue Bonds:
                            Corporate               Branch Banking              Carolina manufacturing
                                                                                facility                       $2,400,000

                            Dixie division                                      Dixie facility                 $2,442,000

                            Mich. Strat. Fund.                                  Grand Rapids                   $5,500,000
                    Capital Leases:

                            Corporate, Frederick, Smoked Meats, Concordia,      Various machinery and          $5,143,814
                            Shreveport and Dixie divisions.                     equipment located at the
                                                                                company's various divisions
                                                                                and subsidiaries


All other Liens existing as of the Effective Date and permitted under Section 1.8 of Exhibit A-2.

ITEM 2.5(A)              ONGOING INVESTMENTS:
                         -------------------

                                                               INVESTMENT                                         BALANCE
                  FINANCIAL INSTITUTION                          TYPE                                           @ 8/23/96

                  Short-Term Investments

                  United Carolina Bank                         CD                                                 500,000
                  Providence                                   TempCash                                         3,059,000

                  Chicago operation                            U.S. Treasury Bills                                300,000
                           Subtotal                                                                            $3,859,000

                  Michigan Livestock Exchange                  Preferred Stock                                  2,000,000

                  Total Investments                                                                            $5,859,000
                                                                                                               ==========





                            Disclosure Schedule - 2

                EXHIBIT A TO DISCLOSURE SCHEDULE TO APPENDIX A

                                Operating Leases






                            Disclosure Schedule - 3

                EXHIBIT B TO DISCLOSURE SCHEDULE TO APPENDIX A

                            Thorn Apple Valley, Inc.
              Standby Letters of Credit Summary as of May 31, 1996

                                                                     EXHIBIT A-3

          COLLATERAL AGAINST WHICH PERFECTION WILL OCCUR POST-CLOSING
                          AND OTHER COLLATERAL MATTERS







                                 Exhibit A-3-1